                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
  AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DISTRIBUTIONS

          LIBERTY PROPERTY TRUST / LIBERTY PROPERTY LIMITED PARTNERSHIP
                   (AMOUNTS IN THOUSANDS EXCEPT RATIO AMOUNTS)


                                                                                         YEAR ENDED DECEMBER 31,
                                                 NINE MONTHS ENDED    ------------------------------------------------------------
                                                 SEPTEMBER 30, 2004     2003         2002         2001         2000         1999
                                                 ------------------   --------     --------     --------     --------     --------
Earnings before fixed charges:
Income before allocation of minority interest
and income from investments in unconsolidated
subsidiaries (1)                                       $123,820       $170,790     $170,386     $180,371     $177,339     $152,998
Add:  Interest expense                                   89,446        119,894      112,046      106,793      104,228       94,949
      Depreciation expense on cap'd interest              2,548          3,140        2,944        2,311        1,809        1,396
      Amortization of deferred
        financing costs                                   3,218          4,013        3,979        4,015        4,066        4,951
                                                       --------       --------     --------     --------     --------     --------
Earnings before fixed charges                          $219,032       $297,837     $289,355     $293,490     $287,442     $254,294
                                                       ========       ========     ========     ========     ========     ========

Fixed charges:
Interest expense                                       $ 89,446       $119,894     $112,046     $106,793     $104,228     $ 94,949
Amortization of deferred financing charges                3,218          4,013        3,979        4,015        4,066        4,951
Capitalized interest                                      9,693         10,947       16,498       22,347       17,784       15,288
                                                       --------       --------     --------     --------     --------     --------
Fixed charges                                           102,357        134,854      132,523      133,155      126,078      115,188
                                                       --------       --------     --------     --------     --------     --------

Preferred share distributions                                --             --        7,242       11,000       11,000       11,000
Preferred unit distributions                              9,168         12,416       11,619       10,612       10,070        3,783
                                                       --------       --------     --------     --------     --------     --------
Combined fixed charges                                 $111,525       $147,270     $151,384     $154,767     $147,148     $129,971
                                                       ========       ========     ========     ========     ========     ========
Ratio of earnings to fixed charges                         2.14           2.21         2.18         2.20         2.28         2.21
                                                       ========       ========     ========     ========     ========     ========
Ratio of earnings to combined fixed charges                1.96           2.02         1.91         1.90         1.95         1.96
                                                       ========       ========     ========     ========     ========     ========

(1) Amounts for the years ended December 31, 2003, 2002, 2001, 2000, and 1999 have been reclassified to present properties that have been sold during 2004 consistent with the presentation for the period ended September 30, 2004. As a result, operations have been reclassified to discontinued operations from continuing operations for all periods presented.